CONTACTS:
Investors: Julie Loftus Trudell	News Media: Kent Jenkins Jr
Senior Vice President, Investor Relations	Senior Vice President, Communications
AMERIGROUP Corporation	AMERIGROUP Corporation
(757) 321-3597	(757) 518-3671

AMERIGROUP Corporation Earns $0.61 Per Diluted Share

Quarterly Revenue Tops $1 Billion on Record Growth

Full-Year Earnings Guidance Increased

VIRGINIA BEACH, Va. (July 25, 2007) - AMERIGROUP Corporation (NYSE: AGP) today announced that its net income for the second quarter of 2007 was $32,787,000 or $0.61 per diluted share, versus $15,280,000, or $0.29 per diluted share, for the second quarter of 2006, a 115 percent increase compared to the prior year and a 54 percent increase sequentially. The Company is increasing and tightening the range of its 2007 annual earnings estimates to $2.00 to $2.10 per diluted share from the previous range of $1.81 to $1.96 per diluted share.

Highlights:
•	Record second quarter revenue of $1,003,772,000, a 56.2 percent increase over the second quarter of 2006 and 20.6 percent sequentially.
•	Record quarterly organic membership growth. Membership increased 29.8 percent to 1,527,000 versus the second quarter of 2006 and increased 14.6 percent sequentially.
•	Total membership in AMERIPLUS, which serves people in Medicaid's Aged, Blind and Disabled (ABD) population, increased sequentially by 36.8 percent to 171,000 members.
•	Health benefits ratio of 83.1 percent of premium revenues.
•	The health benefits ratio in Georgia moderated compared to the previous quarter.
•	Selling, general and administrative expense ratio of 12.1 percent of total revenues.
•	Cash flow from operations was $170,603,000 for the six months ended June 30, 2007.
•	Days in claims payable was 52 days, compared to 51 days in the previous quarter.
•	The Company is increasing and tightening the range of its 2007 annual earnings estimates to $2.00 to $2.10 per diluted share from the previous range of $1.81 to $1.96 per diluted share.
•	Executed a successful launch into the middle Tennessee market on April 1st.

4425 CORPORATION LANE • VIRGINIA BEACH, VIRGINIA 23462 • 757-490-6900 • WWW.AMERIGROUPCORP.COM

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“AMERIGROUP performed effectively and produced solid results during the second quarter,” said Jeffrey L. McWaters, AMERIGROUP Chairman and Chief Executive Officer.  “We significantly increased the number of people we serve, growing across a number of our states and programs. Our newest health plan in Tennessee is off to a good start and results in our Georgia health plan are encouraging. We believe our growth continues to be superb with quarterly revenue topping $1 billion and total assets reaching $1.9 billion, of which $1.35 billion is cash and investments.”

Revenue
Total revenues for the second quarter of 2007 increased 56.2 percent to $1,003,772,000 compared with $642,442,000 in the second quarter of 2006, resulting from 55.7 percent organic premium revenue growth. Sequentially, total revenues increased 20.6 percent compared with the first quarter of 2007.

Second quarter investment income and other revenue was $17,820,000 compared with $9,102,000 in the second quarter of 2006. Sequentially, investment income and other revenue increased $5,097,000, or 40.1 percent, from the first quarter of 2007. This increase reflects investment income earned on funds held as collateral for the letter of credit, as well as increased income on the core investment portfolio.

Health Benefits
Health benefits as a percent of premium revenues were 83.1 percent for the second quarter of 2007 versus 83.4 percent in the second quarter of 2006 and compared to 83.4 percent for the first quarter of 2007. “We are pleased with our health benefits ratio,” said James G. Carlson, President and Chief Operating Officer. “Positive medical performance in mature markets, normal seasonality, moderation in Georgia’s experience, as well as favorable reserve development resulted in the sequential decrease in our health benefits ratio.”

The Company recorded favorable reserve development in the quarter of $10,008,000 pre-tax, or $0.12 per diluted share, primarily as a result of improvements in New York, Texas and Georgia.

Excluding the favorable reserve development, total Company health benefits ratio in the second quarter would have been 84.2 percent. Mature markets had a composite health benefits ratio of approximately 80 percent. Mature markets are: Texas, Florida, Maryland, New York, New Jersey, Ohio, DC, and Virginia. Developing markets had a composite health benefits ratio in the low 90s. Developing markets are: Tennessee, Georgia, Ohio and Texas AMERIPLUS products, as well as Maryland SNP.

Selling, General and Administrative Expenses
The selling, general and administrative expense ratio was 12.1 percent of total revenues for the second quarter of 2007, compared with 12.7 percent in the first quarter of 2007. The improvement in the ratio reflects the Company’s ability to leverage its infrastructure over a growing business.

Balance Sheet and Cash Flow Highlights
Cash and investments at June 30, 2007 totaled $1,351,337,000. Unregulated cash and investments were $497,310,000 of which $145,992,000 was unrestricted.

Medical claims payable totaled $467,194,000, representing 52 days of claims expense and compares to 51 days in the previous quarter.

Cash flow provided by operations totaled $140,888,000 for the three months ended June 30, 2007, and $170,603,000 for the six months compared to $121,315,000 for the same period in the prior year. Cash flow in the quarter was positively impacted by strong net income, growth in claims payable and early receipt of premiums in several states.

2007 Outlook
The Company is increasing and tightening the range of its 2007 annual earnings estimates to $2.00 to $2.10 per diluted share from the previous range of $1.81 to $1.96 per diluted share.

The Company’s revised 2007 earnings estimates are predicated on the assumption that new products and markets operate at underwritten levels. Additionally, these estimates include the following assumptions, among others:

•	Organic premium revenue growth is now expected to be approximately 35.0 percent, compared to the previous estimate of slightly above 30.0 percent;
•	Annualized weighted-average rate increases at the low end of our 3.0 to 4.0 percent range;
•	Health benefits ratio in the mid-to-upper 83.0 percent range of premium revenues for the full year;
•	Selling, general and administrative expenses of approximately 12.0 percent of total revenue;
•	Income tax rate of approximately 38.0 percent; and
•	Fully diluted shares outstanding of approximately 54,000,000.

Second Quarter Earnings Call
AMERIGROUP senior management will discuss the Company’s second quarter results on a conference call Thursday, July 26, 2007 at 9:30 a.m. Eastern Time. The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) and providing passcode 5338024 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 5338024. The replay will be available beginning Thursday, July 26, at 11:30 a.m. Eastern Time until Friday, August 3, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites approximately two hours following the conclusion of the live broadcast.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP serves more than 1.5 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia. For more information, visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2007 earnings which are subject to numerous factors, many of which are outside of the Company’s control, including the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share and net income growth. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause AMERIGROUP’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against AMERIGROUP; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes. There can also be no assurance that the Company will achieve the estimated earnings discussed in this release or that our actual results for 2007 will not differ materially from our current estimates.  The Company's ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of the Company's control.

Investors should also refer to our Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2007, as updated under Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the SEC on May 3, 2007, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:
Premium	$985,952	$633,340	$1,805,546	$1,299,498
Investment income and other	17,820	9,102	30,543	16,820
Total revenues	1,003,772	642,442	1,836,089	1,316,318
Expenses:
Health benefits	818,848	527,945	1,502,156	1,053,411
Selling, general and administrative	121,401	83,514	227,518	162,738
Depreciation and amortization	7,478	6,429	15,852	13,181
Interest	3,858	124	4,363	240
Total expenses	951,585	618,012	1,749,889	1,229,570
Income before income taxes	52,187	24,430	86,200	86,748
Income tax expense	19,400	9,150	32,120	34,190
Net income	$32,787	$15,280	$54,080	$52,558

Diluted net income per share	$0.61	$0.29	$1.01	$1.00

Weighted average number of common
shares and dilutive potential common
shares outstanding	53,523,482	52,995,812	53,628,571	52,796,787

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Premium revenue	98.2%	98.6%	98.3%	98.7%
Investment income and other	1.8	1.4	1.7	1.3
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits (1)	83.1%	83.4%	83.2%	81.1%
Selling, general and administrative expenses	12.1%	13.0%	12.4%	12.4%
Income before income taxes	5.2%	3.8%	4.7%	6.6%
Net income	3.3%	2.4%	2.9%	4.0%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of our members we served in each state as of
June 30, 2007 and 2006. Because we receive two premiums for members that are in both the
AMERIVANTAGE and AMERIPLUS product, these members have been counted twice in the states where we offer SNP plans.

	June 30,
	2007	2006
Texas	450,000	380,000
Georgia	220,000	90,000
Florida	200,000	204,000
Tennessee	182,000	—
Maryland	143,000	142,000
New York	117,000	129,000
New Jersey	100,000	105,000
Ohio	53,000	27,000
District of Columbia	39,000	41,000
Virginia	23,000	21,000
Illinois(1)	—	37,000
Total	1,527,000	1,176,000

(1) AMERIGROUP voluntarily ended its contract with the State of Illinois on July 31, 2006.

The following table sets forth the approximate number of our members in each of our products as of June 30, 2007 and 2006. Because we receive two premiums for members that are in both the
AMERIVANTAGE and AMERIPLUS product, these members have been counted in each product.

	June 30,
Product	2007	2006
AMERICAID (Medicaid—TANF)	1,039,000	820,000
AMERIKIDS (SCHIP)	271,000	218,000
AMERIPLUS (Medicaid—SSI)	171,000	89,000
AMERIFAM (FamilyCare)	41,000	43,000
AMERIVANTAGE (SNP)	5,000	6,000
Total	1,527,000	1,176,000

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)
	June 30,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$361,286	$176,718
Short-term investments	162,210	167,703
Restricted investments held as collateral	351,318	—
Premium receivables	77,716	63,594
Deferred income taxes	25,927	21,550
Prepaid expenses, provider and other receivables and other	69,522	71,544
Total current assets	1,047,979	501,109

Property, equipment and software, net	89,441	81,604
Goodwill and other intangible assets, net	254,135	255,340
Long-term investments, including investments on deposit for
licensure	476,523	500,363
Deferred income taxes	12,529	—
Other long-term assets	19,485	7,279
	$1,900,092	$1,345,695

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$467,194	$385,204
Unearned revenue	94,072	63,765
Accounts payable	5,357	6,285
Accrued expenses, capital leases and other	98,781	107,668
Current portion of long-term debt	1,300	—
Total current liabilities	666,704	562,922

Long-term debt	388,700	—
Other long-term liabilities	11,354	6,551
Deferred income taxes	—	7,637
Total liabilities	1,066,758	577,110

Stockholders’ equity:
Common stock, $.01 par value	526	523
Additional paid-in capital	392,996	391,515
Retained earnings	439,812	376,547
Total stockholders’ equity	833,334	768,585
	$1,900,092	$1,345,695

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Six months ended
	June 30,
	2007	2006
	(in thousands)
Cash flows from operating activities:
Net income	$54,080	$52,558
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	15,852	13,181
Gain on disposal of property, equipment and software	(5)	(101)
Deferred tax benefit	(5,200)	(6,598)
Compensation expense related to share-based payments	4,296	4,144
Changes in assets and liabilities increasing
(decreasing) cash flows from operations:
Premium receivables	(14,122)	19,952
Prepaid expenses, provider and other receivables
and other current assets	3,415	3,640
Other assets	(3,004)	(122)
Claims payable	81,990	(25,699)
Unearned revenue	30,307	38,228
Accounts payable, accrued expenses
and other current liabilities	(2,149)	22,345
Other long-term liabilities	5,143	(213)
Net cash provided by operating activities	170,603	121,315

Cash flows from investing activities:
Purchase of restricted investments held as collateral, net	(351,318)	—
Purchase of convertible note hedge instruments	(52,702)	—
Proceeds from sale of warrant instruments	25,662	—
Proceeds from sale of (purchase of) investments, net	42,929	(132,724)
Purchase of investments on deposit for
licensure, net	(13,596)	(9,201)
Purchase of property, equipment and software	(20,198)	(14,885)
Net cash used in investing activities	(369,223)	(156,810)

Cash flows from financing activities:
Proceeds from borrowings under credit facility and issuance
of convertible notes	611,318	—
Repayments of borrowings under credit facility	(221,318)	—
Payment of debt issuance costs	(11,483)	—
Payment of capital lease obligations	(482)	(900)
Proceeds and tax benefits from exercise of stock options
and change in bank overdrafts, net	5,153	5,564
Net cash provided by financing activities	383,188	4,664
Net increase (decrease) in cash and cash equivalents	184,568	(30,831)
Cash and cash equivalents at beginning of period	176,718	272,169
Cash and cash equivalents at end of period	$361,286	$241,338